Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE ANNOUNCES RESIGNATION OF CFO

TULSA, OK – March 20, 2008 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today announced the resignation of George L. Austin, effective March 31, 2008, as Vice President and Chief Financial Officer. Mr. Austin, who has served the Company since April 1999, will be departing to pursue other opportunities. A search to fill the CFO role is underway. Kevin Cavanah, the current Vice President of Accounting, has been appointed Principal Accounting Officer. Until a successor is named, Mr. Cavanah will also perform the CFO responsibilities.

“We greatly appreciate Les’ contributions to the growth of the business and wish him much success in the future,” said Michael J. Bradley, Chief Executive Officer of Matrix Service Company. “Les played a vital role in making Matrix the strong Company it is today with a solid foundation of established internal controls to facilitate future growth. The Board of Directors and the rest of the Matrix Service team wish to thank Les for his dedication and service to the Company.”

Mr. Bradley added, “The business environment for our core construction and maintenance services remains very strong, especially in the aboveground storage tank and downstream petroleum markets.”

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact The Global Consulting Group:

Trúc Nguyen

Deputy Managing Director

T: 646-284-9418

E: tnguyen@hfgcg.com